Exhibit 99

Media: Jon Harris, +1.630.598.8661 Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE REPORTS SOLID IMPROVEMENT IN UNDERLYING OPERATING RESULTS FOR FOURTH QUARTER AND FISCAL 2008

Net sales up 12.2% in the fourth quarter and 10.3% for fiscal 2008; adjusted net sales¹ up 5.5% and 4.6%, respectively

Net significant items reduced fourth quarter diluted EPS by $1.26 and fiscal 2008 diluted EPS by $1.16, resulting in diluted EPS as reported of $(.98) for the quarter and $(.14) for the year

Adjusted EPS from continuing operations² were $.83 for fiscal 2008, compared to $.77 in fiscal 2007

Operating margin of (15.1)% for the fourth quarter and 1.8% for fiscal 2008; adjusted operating margin of 11.0% for the quarter and 8.1% for the year

DOWNERS GROVE, Ill. (Aug. 7, 2008) – Sara Lee Corp. (NYSE: SLE) today announced that net sales for fiscal 2008, ending June 28, 2008, were $13.2 billion, an increase of 10.3% compared to $12.0 billion in the prior year. The strong overall net sales growth was driven by favorable foreign currency exchange rates, most notably the euro, price increases to cover higher input costs and an increase in consolidated unit volumes. Net sales grew in all six of the business segments with particularly strong growth in international beverage (+22.9%), international bakery (+16.1%), household and body care (+12.2%) and North American retail bakery (+9.2%) . The corporation’s adjusted net sales – which exclude acquisitions/divestitures and present fiscal 2007 net sales at fiscal 2008 foreign currency exchange rates – increased 4.6% in fiscal 2008, primarily driven by strong top-line growth in North American retail bakery (+9.2%) and international beverage (+8.6%) . For the fourth quarter of fiscal 2008, Sara Lee reported net sales of $3.5 billion, up 12.2% over the comparable period last year, while adjusted net sales rose 5.5%.

“Sara Lee had a very good year. As anticipated, we had a strong fourth quarter, with virtually every business segment delivering improved underlying business results,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corp. “I am pleased to report that we met the high-end of our full-year adjusted earnings per share outlook and exceeded our adjusted operating margin guidance. We also are very encouraged that the strength of our brands allowed us to offset the unprecedented levels of commodity and other input costs through pricing and helped deliver market share gains and increased operating margins.”

As announced on July 22, 2008, the corporation incurred non-cash, pre-tax impairment charges of $874 million ($850 million after-tax) in the fourth quarter of fiscal 2008, associated with the goodwill balances at its North American foodservice bakery and Spanish bakery business units and write-downs of certain other assets in North America.

Sara Lee reported operating income of $237 million for fiscal 2008, compared to $562 million for fiscal 2007, a decrease of 57.7% . However, adjusted operating income – which excludes the impact of significant items and acquisitions/divestitures and presents fiscal 2007 results at fiscal 2008 foreign currency exchange rates – increased 13.9% to $1,072 million in fiscal 2008 from $940 million in the prior year.

[1]

The term “adjusted net sales” and other “adjusted” financial measures are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

[2]	See “Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS from Continuing Operations” on page 12.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 2

For the fourth quarter of fiscal 2008, Sara Lee reported an operating loss of $529 million due to the non-cash impairment charges mentioned on the prior page, compared to income of $151 million for the year-ago period. Adjusted operating income, however, was $386 million in the fourth quarter of fiscal 2008, up 56.4% from $246 million in the prior-year period.

In fiscal 2008, diluted EPS as reported were a loss of $.14 per share versus income of $.68 per share in fiscal 2007. In the fourth quarter of fiscal 2008, diluted EPS as reported were a loss of $.98 per share, compared to income of $.16 per share for the year-ago period.

Adjusted EPS from continuing operations were $.83 per share in fiscal 2008, compared to $.77 in fiscal 2007.

Other Fiscal 2008 Highlights

•

Net cash from operating activities was approximately $600 million in fiscal 2008, compared to $492 million in fiscal 2007, which included $10 million and $88 million of cash generated by discontinued operations, respectively. This year-over-year increase was primarily driven by an increase in earnings before non-cash impairment charges.

•	Media advertising and promotion (MAP) spending for continuing operations increased 4.9% in fiscal 2008, driven by higher MAP spending in international beverage and household and body care.

•	Net interest expense was $100 million for fiscal 2008, a decrease of $33 million compared to fiscal 2007, primarily resulting from a lower debt level.

•

General corporate expenses were $254 million in fiscal 2008, compared to $352 million in fiscal 2007, a decrease primarily due to lower costs associated with the business transformation and lower pension and other benefit plan costs, as well as non-recurrence of costs related to corporate hedging programs.

•

In fiscal 2008, the corporation repurchased 19.7 million shares of its common stock at an average price of $16.02 per share, for a total cost of $315 million. The company did not repurchase any shares of its common stock in the fourth quarter. At the end of fiscal 2008, approximately 25 million shares remained authorized by the board of directors for repurchase.

•

The effective tax rate for continuing operations for fiscal 2008 was 146.7%, compared to a tax benefit of (2.6)% in fiscal 2007. These tax rates were impacted by various significant items. For further explanation on the tax rate, see page 14 of this release.

Business Performance Review

North American Retail Meats

•

Net sales increased 6.4% to $643 million in the fourth quarter of fiscal 2008, as an 8.5% increase in retail meat sales was partially offset by a 19.4% decline in non-retail commodity meat sales. The increase in retail meat sales was driven by favorable sales mix, price increases and higher unit volumes. Adjusted net sales also increased 6.4%.

•	Net sales for the full year increased 3.0% to $2.4 billion. Adjusted net sales also increased 3.0%.

•

Operating segment income was $48 million in the fourth quarter, compared to $27 million in the year-ago period. The increase was primarily the result of price increases, favorable sales mix, lower MAP spending and lower SG&A costs. Fourth quarter operating segment income included charges for impairments, exit activities and transformation costs of $33 million compared to $14 million in the prior-year period. Adjusted operating segment income was $81 million in the fiscal 2008 fourth quarter, compared to $41 million in the prior year’s period.

•	Operating segment income for the full year was $175 million, compared to $94 million last year. Adjusted operating segment income was $208 million, compared to $206 million in fiscal 2007.

Unit volumes increased 0.4% in the fourth quarter, consisting of an increase of 3.8% for retail meats and significantly lower unit volumes for non-retail commodity meats (see footnote on page 11). During the fourth quarter, each of the major retail meats brands – Jimmy Dean, Hillshire Farm, Ball Park and Sara Lee – increased market share according to Information Resources, Inc. (IRI) share data (12 weeks ending June 29, 2008). Ball Park hotdogs started the summer grilling season strong with a share increase of 1.2 points versus last year to reach 20.9% according to the IRI data. For the full year, unit volumes for the segment increased 2.1%.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 3

North American Retail Bakery (includes Senseo coffee)

•

Net sales increased 12.7% to $590 million in the fourth quarter of fiscal 2008, primarily driven by higher selling prices to offset increased input costs and by unit volume growth. Adjusted net sales also rose 12.7%.

•	Net sales for the full year increased 9.2% to $2.2 billion. Adjusted net sales also rose 9.2%.

•

Operating segment income was $26 million in the fourth quarter, compared to $2 million in the year-ago period. The improvement was primarily driven by price increases, lower transformation-related expenses and strong unit volumes. Adjusted operating segment income was $29 million, compared to $26 million in the prior year.

•

Operating segment income for the full year was $55 million, compared to a loss of $2 million in fiscal 2007. Adjusted operating segment income was $59 million, compared to $46 million in the prior year.

Unit volumes increased 4.2% in the fourth quarter, driven by volume growth across the fresh bakery and branded frozen bakery businesses. The Sara Lee brand maintained its position as the No. 1 fresh bread brand in America with a 7.7% share according to IRI data (12 weeks ending June 29, 2008). Unit volumes for the segment were up 1.3% for the full year.

Foodservice

•

Net sales of $545 million were up 5.7% in the fourth quarter of fiscal 2008, primarily driven by higher prices and higher unit volumes, which were partially offset by an unfavorable sales mix. Adjusted net sales were up 5.5%.

•	Net sales for the full year were $2.2 billion, up 1.1%. Adjusted net sales increased 0.9%.

•

The segment reported an operating segment loss of $430 million in the fourth quarter, primarily due to $454 million in impairment charges in the foodservice bakery business, compared to operating segment income of $22 million in the prior year’s fourth quarter. Adjusted operating segment income in the fourth quarter increased 15.0% to $30 million.

•	The segment reported an operating segment loss for the full year of $318 million due to the impairment charges in the fourth quarter. Adjusted operating segment income declined 7.5% for the year.

Unit volumes increased 2.0% in the fourth quarter, as growth in private label bakery products was partially offset by volume softness in foodservice meats and beverage, the latter primarily for traditional roast and ground coffee as a result of competitive and economic pressures. Unit volumes were down 3.1% for the full year.

International Beverage

•

Net sales increased 22.2% to $881 million in the fourth quarter of fiscal 2008, primarily driven by favorable foreign currency exchange rates, higher prices and favorable sales mix into higher margin single-serve and instant coffees at retail and into Cafitesse liquid coffee concentrate at foodservice. Adjusted net sales rose 5.9%.

•	Net sales for the full year increased 22.9% to $3.2 billion. Adjusted net sales rose 8.6%.

•

Operating segment income was $172 million, up 52.1% from $114 million in the fourth quarter of fiscal 2007, primarily driven by favorable foreign currency exchange rates, positive sales mix and lower SG&A costs. Adjusted operating segment income increased 29.8% to $179 million.

•	Operating segment income for the full year increased to $547 million from $317 million. Adjusted operating segment income rose 9.2% to $562 million.

Unit volumes, excluding acquisitions/divestitures, decreased 1.3% in the fourth quarter, as volume increases for Senseo single-serve coffee, instant coffees and Cafitesse liquid coffee concentrate could not fully offset lower unit volumes from multi-serve roast and ground coffee and hot tea. International beverage unit volumes were up 1.5% for the full year.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 4

International Bakery

•

Net sales increased 17.8% to $243 million in the fourth quarter of fiscal 2008, primarily driven by favorable foreign currency exchange rates and price increases to cover higher input costs. This was partially offset by lower unit volumes and an unfavorable sales mix shift into private label bread in Spain. Adjusted net sales rose 1.9%.

•	Net sales for the full year increased 16.1% to $929 million. Adjusted net sales increased 3.0%.

•

The segment reported an operating segment loss of $385 million in the fourth quarter, compared to income of $6 million in the year-ago period with the decrease due to $400 million in impairment charges in the Spanish bakery business. Adjusted operating segment income was $16 million, flat compared to the prior-year period.

•

The segment reported an operating segment loss of $346 million for the full year, compared to income of $38 million for fiscal 2007. Adjusted operating segment income for the full year was $63 million, basically flat compared to fiscal 2007.

Unit volumes decreased 2.7% in the fourth quarter, resulting from weak unit volumes in Spain, in part due to a national transportation strike, and lower unit volumes in Australia, partially due to the planned exit of certain product lines. Unit volumes for the year were basically flat.

Household and Body Care

•

Net sales increased 9.9% to $617 million in the fourth quarter of fiscal 2008, due to favorable foreign currency exchange rates. The effect of higher unit volumes and favorable sales mix were offset by increased trade promotional activity. Adjusted net sales were basically flat.

•	Net sales for the full year increased 12.2% to $2.3 billion. Adjusted net sales rose 2.2%.

•

Operating segment income increased 47.4% to $117 million in the fourth quarter, primarily driven by favorable foreign currency exchange rates, higher unit volumes, lower MAP spending and continuous improvement savings. These factors were partially offset by the effect of price promotions and an increase in labor costs. Adjusted operating segment income increased 32.5% in the fourth quarter to $118 million.

•	Operating segment income for the full year increased 15.7% to $315 million. Adjusted operating segment income increased 3.3% to $323 million in that period.

Unit volumes increased 1.1% in the fourth quarter, primarily driven by strong unit volumes in air care, body care and shoe care. In the fourth quarter, Sara Lee successfully launched the innovative Ambi Pur Renov’Air air freshener in Spain and the Sanex NaturProtect deodorant line in Belgium, Greece, Denmark, Spain, France and the United Kingdom. Unit volumes for insecticides were soft due to unseasonably cool weather in Southern Europe. In fiscal 2008, unit volumes for the segment, excluding acquisitions/divestitures, rose 4.6%.

Guidance

Sara Lee currently expects full-year fiscal 2009 diluted EPS from continuing operations to be in the range of $1.12 to $1.20 per share, which includes $.22 per share of tobacco sales proceeds received in the first quarter of fiscal 2009 from the sale of its tobacco business in fiscal 1999. Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 5

	Fiscal 2009 Guidance		Fiscal 2008 Preliminary		Change
Diluted EPS from cont. ops. as reported		$1.12 – $1.20/share		$(.09)/share	+$	1.21 – $1.29/share
Tobacco sale proceeds		$.22/share		$.18/share	+$	.04/share
Significant items, net		—		$(1.10)/share	+$	1.10/share
Adjusted EPS		$.90 – $.98/share		$.83/share	+$	.07 – $.15/share

Net sales		$13.7 – $14.0 billion		$13.2 billion		+4% – 6%

Operating income from cont. ops. as reported		$1,250 – $1,290 million		$237 million		NM
Tobacco sale proceeds		$150 million		$130 million	+$	20 million
Significant items, net		—		$(964) million	+$	964 million
Adjusted operating income		$1,100 – $1,140 million		$1,072 million		+3% – 6%

Interest expense, net		$120 million		$100 million	+$	20 million

Reported tax rate		29.5% – 31.5%		146.7%		NM
Tobacco sale proceeds		≈(4.5) pts.		(4.6) pts.		+0.1 pts.
Significant items, net		—		112.5 pts.		(112.5) pts.
Adjusted tax rate		34% – 36%		38.8%		(4.8) – (2.8) pts.

Dollar/euro exchange rate		$1.50		$1.47	+$	.03

Capital expenditures		$500 million		$515 million		$(15) million

Cash flow from operations		$750 – $850 million	$	≈600 million	+≈$	150 – $250 million

Share repurchase	$	≈500 million		$315 million	+ $	≈185 million

Form 10-K and Webcast

The company expects to file its Form 10-K for fiscal 2008 with the Securities and Exchange Commission on Wednesday, Aug. 27, 2008. Please note that the company’s financial information is preliminary and subject to change pending the company’s filing of its Form 10-K. Sara Lee Corporation’s review of its results for fiscal 2008 will be broadcast live via the Internet today at 9 a.m. CDT. During the webcast, the company will discuss fiscal 2008 results and provide an outlook for fiscal 2009. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 10 a.m. CDT. For people who are unable to listen to the webcast live, a recording will be available on the website two hours following the completion of the webcast until Friday, Feb. 6, 2009.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•

Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, its largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 6

•

Sara Lee’s international operations, such as (vii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (viii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the U.S. and costs to remit these foreign earnings into the U.S. to fund Sara Lee’s domestic operations; and (ix) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•

Previous business decisions, such as (x) Sara Lee’s ability to generate margin improvement through continuous improvement initiatives and transitioning the entire organization to a common information technology system and the risk that the transition to a common information technology system will be disruptive to the business; (xi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly its worldwide bakery business, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xii) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xiii) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xiv) changes in the expense for multi-employer pension plans that Sara Lee participates in.

In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate more than $13 billion in annual net sales covering approximately 200 countries. The Sara Lee community consists of 44,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 7

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarter and Year Ended June 28, 2008 and June 30, 2007

(in millions, except per share data)

Unaudited

	Quarter ended		Fiscal Year ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Continuing operations
Net sales	$3,507	$3,126	$13,212	$11,983

Cost of sales	2,157	1,922	8,154	7,370
Selling, general and administrative expenses	975	1,012	4,039	3,905
Charges for (income from) exit activities, assets and business dispositions	30	25	38	94
Impairment charges	874	16	874	172
Contingent sale proceeds	—	—	(130)	(120)
Interest expense	44	61	187	261
Interest income	(21)	(32)	(87)	(128)

	4,059	3,004	13,075	11,554

Income (loss) from continuing operations before income taxes	(552)	122	137	429
Income tax expense (benefit)	128	4	201	(11)

Income (loss) from continuing operations	(680)	118	(64)	440

Income (loss) from discontinued operations, net of tax	(15)	(3)	(14)	48
Gain (loss) on disposition of discontinued operations, net of tax	—	2	(24)	16

Net income (loss)	$(695)	$117	$(102)	$504

Income (loss) from continuing operations per common share
Basic	$(0.96)	$0.16	$(0.09)	$0.59

Diluted	$(0.96)	$0.16	$(0.09)	$0.59

Net income (loss) per common share
Basic	$(0.98)	$0.16	$(0.14)	$0.68

Diluted	$(0.98)	$0.16	$(0.14)	$0.68

Average shares outstanding
Basic	707	731	715	741

Diluted	707	734	715	743

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 8

Sara Lee Corporation

Operating Results by Business Segment*

(In millions)

	Fourth Quarter				Fiscal Year
	2008	2007	Dollar Change	Percent Change	2008	2007	Dollar Change	Percent Change
North American Retail Meats
Net sales	$643	$605	$38	6.4%	$2,424	$2,355	$69	3.0%

Adjusted net sales*	$643	$605	$38	6.4%	$2,424	$2,355	$69	3.0%

Operating segment income	$48	$27	$21	82.0%	$175	$94	$81	87.2%

Operating margin %	7.5%	4.4%		3.1%	7.2%	4.0%		3.2%
Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(14)	$(9)	$(5)		$(13)	$(34)	$21
Transformation charges	1	(5)	6		—	(17)	17
Impairment charge	(20)	—	(20)		(20)	(34)	14
Accelerated depreciation	—	—	—		—	(27)	27

Adjusted operating segment income*	$81	$41	$40	99.9%	$208	$206	$2	0.8%

Adjusted operating margin %*	12.6%	6.7%		5.9%	8.6%	8.8%		(0.2)%

North American Retail Bakery
Net sales	$590	$524	$66	12.7%	$2,183	$1,998	$185	9.2%

Adjusted net sales*	$590	$524	$66	12.7%	$2,183	$1,998	$185	9.2%

Operating segment income (loss)	$26	$2	$24	NM	$55	$(2)	$57	NM

Operating margin %	4.5%	0.5%		4.0%	2.5%	(0.1)%		2.6%

Increase/(decrease) in operating segment income (loss) from:
Exit activities, asset and business dispositions	$(3)	$(3)	$—		$(3)	$(8)	$5
Transformation charges	—	(4)	4		(1)	(21)	20
Impairment charge	—	(16)	16		—	(16)	16
Accelerated depreciation	—	(1)	1		—	(3)	3

Adjusted operating segment income*	$29	$26	$3	10.3%	$59	$46	$13	29.7%

Adjusted operating margin %*	4.9%	5.0%		(0.1)%	2.7%	2.3%		0.4%

Foodservice
Net sales	$545	$516	$29	5.7%	$2,221	$2,197	$24	1.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(4)	$4

Adjusted net sales*	$545	$517	$28	5.5%	$2,221	$2,201	$20	0.9%

Operating segment income (loss)	$(430)	$22	$(452)	NM	$(318)	$139	$(457)	NM

Operating margin %	(78.9)%	4.4%		(83.3)%	(14.3)%	6.4%		(20.7)%

Increase/(decrease) in operating segment income (loss) from:
Exit activities, asset and business dispositions	$(6)	$(1)	$(5)		$(5)	$(7)	$2
Transformation charges	—	(1)	1		—	(3)	3
Impairment charge	(454)	—	(454)		(454)	—	(454)
Accelerated depreciation	—	—	—		—	(1)	1

Adjusted operating segment income*	$30	$24	$6	15.0%	$141	$150	$(9)	(7.5)%

Adjusted operating margin %*	5.6%	5.1%		0.5%	6.3%	6.9%		(0.6)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See pages 15 and 16 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 9

Sara Lee Corporation

Operating Results by Business Segment*

(In millions)

	Fourth Quarter				Fiscal Year
	2008	2007	Dollar Change	Percent Change	2008	2007	Dollar Change	Percent Change
International Beverage
Net sales	$881	$721	$160	22.2%	$3,215	$2,617	$598	22.9%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(113)	$113		$—	$(347)	$347
Disposition	—	2	(2)		—	2	(2)

Adjusted net sales*	$881	$832	$49	5.9%	$3,215	$2,962	$253	8.6%

Operating segment income	$172	$114	$58	52.1%	$547	$317	$230	72.8%

Operating margin %	19.5%	15.7%		3.8%	17.0%	12.1%		4.9%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(19)	$19		$—	$(59)	$59
Exit activities, asset and business dispositions	(3)	(2)	(1)		(4)	(12)	8
Transformation charges	(4)	(2)	(2)		(10)	(8)	(2)
Impairment charge	—	—	—		—	(118)	118
Accelerated depreciation	—	(1)	1		(1)	(1)	—

Adjusted operating segment income*	$179	$138	$41	29.8%	$562	$515	$47	9.2%

Adjusted operating margin %*	20.3%	16.6%		3.7%	17.5%	17.4%		0.1%

International Bakery
Net sales	$243	$205	$38	17.8%	$929	$799	$130	16.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(32)	$32		$—	$(102)	$102

Adjusted net sales*	$243	$237	$6	1.9%	$929	$901	$28	3.0%

Operating segment income (loss)	$(385)	$6	$(391)	NM	$(346)	$38	$(384)	NM

Operating margin %	NM	2.9%		NM	(37.3)%	4.7%		(42.0)%

Increase/(decrease) in operating segment income (loss) from:
Changes in foreign currency exchange rates	$—	$(2)	$2		$—	$(7)	$7
Exit activities, asset and business dispositions	—	(6)	6		(7)	(14)	7
Transformation charges	(1)	(2)	1		(2)	(4)	2
Impairment charge	(400)	—	(400)		(400)	—	(400)

Adjusted operating segment income*	$16	$16	$—	(0.7)%	$63	$63	$—	0.2%

Adjusted operating margin %*	6.5%	6.7%		(0.2)%	6.7%	6.9%		(0.2)%

Household and Body Care
Net sales	$617	$561	$56	9.9%	$2,291	$2,042	$249	12.2%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(56)	$56		$—	$(197)	$197
Acquisition	—	—	—		2	—	2

Adjusted net sales*	$617	$617	$—	(0.1)%	$2,289	$2,239	$50	2.2%

Operating segment income	$117	$79	$38	47.4%	$315	$272	$43	15.7%

Operating margin %	18.9%	14.1%		4.8%	13.7%	13.3%		0.4%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(7)	$7		$—	$(24)	$24
Exit activities, asset and business dispositions	1	(1)	2		1	—	1
Transformation charges	(2)	(2)	—		(8)	(13)	5
Impairment charge	—	—	—		—	(4)	4
Acquisition	—	—	—		(1)	—	(1)

Adjusted operating segment income*	$118	$89	$29	32.5%	$323	$313	$10	3.3%

Adjusted operating margin %*	19.1%	14.4%		4.7%	14.1%	14.0%		0.1%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See pages 15 and 16 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 10

Sara Lee Corporation

Operating Results by Business Segment*

(In millions)

	Fourth Quarter				Fiscal Year
	2008	2007	Dollar Change	Percent Change	2008	2007	Dollar Change	Percent Change
Total Sara Lee
Net sales—total business segments	$3,519	$3,132	$387		$13,263	$12,008	$1,255
Intersegment	(12)	(6)	(6)		(51)	(25)	(26)

Net sales	3,507	3,126	381	12.2%	13,212	11,983	1,229	10.3%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	—	(202)	202		—	(650)	650
Acquisition/disposition	—	2	(2)		2	2	—

Adjusted net sales*	$3,507	$3,326	$181	5.5%	$13,210	$12,631	$579	4.6%

Total operating segment income (loss)	$(452)	$250	$(702)	NM	$428	$858	$(430)	(50.1)%

Amortization of trademarks and other intangibles	(18)	(18)	—		(67)	(64)	(3)
General corporate expenses	(59)	(81)	22		(254)	(352)	98
Contingent sales proceeds	—	—	—		130	120	10

Operating income (loss)	$(529)	$151	$(680)	NM	$237	$562	$(325)	(57.7)%

Operating margin %	(15.1)%	4.8%		(19.9)%	1.8%	4.7%		(2.9)%

Increase/(decrease) in operating income (loss) from:
Contingent sale proceeds	$—	$—	$—		$130	$120	$10
Changes in foreign currency exchange rates	—	(26)	26		—	(81)	81
Exit activities, asset and business dispositions	(30)	(25)	(5)		(38)	(94)	56
Transformation charges	(11)	(26)	15		(51)	(119)	68
Accelerated depreciation	—	(2)	2		(1)	(32)	31
Impairment charges	(874)	(16)	(858)		(874)	(172)	(702)
Acquisition	—	—	—		(1)	—	(1)

Adjusted operating income*	$386	$246	$140	56.4%	$1,072	$940	$132	13.9%

Adjusted operating margin %*	11.0%	7.4%		3.6%	8.1%	7.4%		0.7%

*	Adjusted net sales, adjusted operating income and adjusted operating margin % are non-GAAP measures.

See pages 15 and 16 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 11

Net Sales Bridge

Fiscal Year 2008

The following table illustrates the components of the change in net sales versus the prior year for each of the six reported business segments.

Fourth Quarter end June 28, 2008	Unit Volume	+	Price/ Mix/Other	=	Adjusted** Net Sales Change	+	Acquisitions/ Divestitures	+	Foreign Exchange	=	Total Net Sales Change
North American Retail Meats*	0.4%		6.0%		6.4%		0.0%		0.0%		6.4%
Retail meats	3.8%		4.7%		8.5%		0.0%		0.0%		8.5%
Commodity meats	(12.8)%		(6.6)%		(19.4)%		0.0%		0.0%		(19.4)%
North American Retail Bakery	4.2%		8.5%		12.7%		0.0%		0.0%		12.7%
Foodservice	2.0%		3.5%		5.5%		0.0%		0.2%		5.7%
International Beverage	(1.3)%		7.2%		5.9%		(0.3)%		16.6%		22.2%
International Bakery	(2.7)%		4.6%		1.9%		0.0%		15.9%		17.8%
Household and Body Care	1.1%		(1.2)%		(0.1)%		0.0%		10.0%		9.9%
Total Continuing Business	0.9%		4.6%		5.5%		(0.1)%		6.8%		12.2%

Fiscal Year end June 28, 2008	Unit Volume	+	Price/ Mix/Other	=	Adjusted** Net Sales Change	+	Acquisitions/ Divestitures	+	Foreign Exchange	=	Total Net Sales Change
North American Retail Meats*	2.1%		0.9%		3.0%		0.0%		0.0%		3.0%
Retail meats	0.6%		5.9%		6.5%		0.0%		0.0%		6.5%
Commodity meats	8.7%		(41.3)%		(32.6)%		0.0%		0.0%		(32.6)%
North American Retail Bakery	1.3%		7.9%		9.2%		0.0%		0.0%		9.2%
Foodservice	(3.1)%		4.0%		0.9%		0.0%		0.2%		1.1%
International Beverage	1.5%		7.1%		8.6%		0.0%		14.3%		22.9%
International Bakery	0.3%		2.7%		3.0%		0.0%		13.1%		16.1%
Household and Body Care	4.6%		(2.4)%		2.2%		0.1%		9.9%		12.2%
Total Continuing Business	1.2%		3.4%		4.6%		0.0%		5.7%		10.3%

Notes:

*	The unit volume change in the North American retail meats business segment includes unit volumes for both the retail meats business and the non-retail commodity meats business.

Unit volumes in retail meats increased 3.8% for the quarter and 0.6% for the year-to-date period. The retail unit volumes were negatively impacted by the exit of a pork slaughtering and meat production facility, noted below, and the associated product categories produced at this facility, a portion of which were sold at retail. Excluding the impact of the exit of those product categories, retail volumes increased 5.1% for the quarter and 3.7% year-to-date.

Unit volumes for non-retail commodity meats decreased 12.8% in the fourth quarter but increased 8.7% for the year. In the third quarter of fiscal 2007, the corporation completed the shutdown of a single domestic pork slaughtering and meat production facility, but did not exit certain whole hog purchase contracts at this facility. Previously, portions of these hogs had been used in the corporation’s production process and the remainder sold. Currently, the whole hogs are being sold to another slaughter operator, resulting in the increase in non-retail commodity unit volumes for the year, but lower overall non-retail commodity meat revenues due to the low sales price per unit for hogs.

**	Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures. See pages 15 and 16 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 12

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

(In millions except per share data)

	Twelve Months Ended June 28, 2008				Twelve Months Ended June 30, 2007
	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)
Income (loss) from continuing operations	$137	$(201)	$(64)	$(0.09)	$429	$11	$440	$0.59

Net income (loss)			$(102)	$(0.14)			$504	$0.68

Significant items affecting comparability of income (loss) from continuing operations and net income (loss):
Charges for exit activities, asset and business dispositions:
Charges for exit activities	$(39)	$14	$(25)	$(0.03)	$(106)	$37	$(69)	$(0.09)
(Charges for) income from business disposition activities	1	(1)	—	—	12	(2)	10	$0.01

Subtotal	(38)	13	(25)	(0.03)	(94)	35	(59)	(0.08)
Charges in cost of sales:
Information technology costs	(8)	3	(5)	(0.01)	(10)	4	(6)	(0.01)
Accelerated depreciation	(1)	—	(1)	—	(31)	12	(19)	(0.03)
Charges in SG&A expenses:
Information technology costs	(40)	14	(26)	(0.04)	(42)	15	(27)	(0.04)
Transformation charges – other	(3)	1	(2)	—	(67)	23	(44)	(0.06)
Accelerated depreciation	—	—	—	—	(1)	—	(1)	—
Impairment charges	(874)	24	(850)	(1.19)	(172)	27	(145)	(0.19)

Impact of significant items on income (loss) from continuing operations before income taxes	(964)	55	(909)	(1.27)	(417)	116	(301)	(0.41)

Significant tax matters affecting comparability (2):
Tax benefit on disposition of a business	—	—	—	—	—	169	169	0.23
Deferred tax valuation allowance adjustment	—	34	34	0.05	—	(27)	(27)	(0.04)
Contingent tax obligation adjustment	—	88	88	0.12	—	67	67	0.09
Other tax adjustments	—	(1)	(1)	—	—	2	2	—

Impact of significant items on income (loss) from continuing operations	(964)	176	(788)	(1.10)	(417)	327	(90)	(0.13)
Significant items impacting discontinued operations:
Charges for exit activities and transformation expenses	(1)	—	(1)	—	(1)	—	(1)	—
U.K. pension settlement loss	(15)	—	(15)	(0.02)	—	—	—	—
(Loss)/ gain on disposition of discontinued operations, net	(23)	(1)	(24)	(0.03)	5	11	16	0.02

Net impact of significant items on net income (loss)	$(1,003)	$175	$(828)	$(1.16)	$(413)	$338	$(75)	$(0.10)

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS from Continuing Operations

Diluted EPS from continuing operations				$(0.09)				$0.59
Less:
Net impact of significant items on income from continuing operations				(1.10)				(0.13)
Tobacco sale proceeds				0.18				0.16
Add:
Subsidiary tax benefit – first quarter 2007				—				0.21

Adjusted EPS from continuing operations (1)				$0.83				$0.77

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

(2)	In the fourth quarter of fiscal 2008, Sara Lee revised the presentation of the significant items table by eliminating certain tax benefits that, although discrete, are not unusual or infrequent in nature. In the current presentation of significant tax matters affecting comparability, the following annual amounts have been excluded from the full fiscal year presentation: $21 million ($.03 per share) from fiscal 2007 and $14 million ($.02) per share from fiscal 2008.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 13

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

(In millions except per share data)

	Quarter Ended June 28, 2008				Quarter Ended June 30, 2007
	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)
Income (loss) from continuing operations	$(552)	$(128)	$(680)	$(0.96)	$122	$(4)	$118	$0.16

Net income (loss)			$(695)	$(0.98)			$117	$0.16

Significant items affecting comparability of income (loss) from continuing operations and net income (loss):
Charges for exit activities, asset and business dispositions:
Charges for exit activities	$(29)	$11	$(18)	$(0.02)	$(21)	$8	$(13)	$(0.02)
(Charges for) income from business disposition activities	(1)	—	(1)	—	(4)	—	(4)	—

Subtotal	(30)	11	(19)	(0.03)	(25)	8	(17)	(0.02)
Charges in cost of sales:
Information technology costs	(1)	—	(1)	—	(4)	2	(2)	—
Accelerated depreciation	—	—	—	—	(2)	1	(1)	—
Charges in SG&A expenses:
Information technology costs	(10)	3	(7)	(0.01)	(9)	3	(6)	(0.01)
Transformation charges – other	—	—	—	—	(13)	4	(9)	(0.01)
Impairment charges	(874)	24	(850)	(1.20)	(16)	6	(10)	(0.01)

Impact of significant items on income (loss) from continuing operations before income taxes	(915)	38	(877)	(1.24)	(69)	24	(45)	(0.06)

Significant tax matters affecting comparability (2):
Deferred tax valuation allowance adjustment	—	(3)	(3)	—	—	—	—	—
Contingent tax obligation adjustment	—	2	2	—	—	35	35	0.05
Other tax adjustments	—	—	—	—	—	5	5	0.01

Impact of significant items on income (loss) from continuing operations	(915)	37	(878)	(1.24)	(69)	64	(5)	(0.01)
Significant items impacting discontinued operations:
Charges for exit activities and transformation expenses	—	—	—	—	(1)	—	(1)	—
U.K. pension settlement loss	(15)	—	(15)	(0.02)	—	—	—	—
(Loss)/gain on disposition of discontinued operations, net	—	—	—	—	(11)	13	2	—

Net impact of significant items on net income (loss)	$(930)	$37	$(893)	$(1.26)	$(81)	$77	$(4)	$(0.01)

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

(2)	In the fourth quarter of fiscal 2008, Sara Lee revised the presentation of the significant items table by eliminating certain tax benefits that, although discrete, are not unusual or infrequent in nature. In the current presentation of significant tax matters affecting comparability, the following annual amounts have been excluded from the full fiscal year presentation: $21 million ($.03 per share) from fiscal 2007 and $14 million ($.02 per share) from fiscal 2008.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 14

Sara Lee Corporation and Subsidiaries

Fiscal 2008 Tax Rate Reconciliation

(In millions, except tax rate)

	Quarter ended June 28, 2008
	Income (Loss) from Continuing Operations before Taxes	Tax Benefit (Expense)	Net Income (Loss)	Effective Tax Rate
Reported Results	$(552)	$(128)	$(680)	(23.0)%
Less: Discrete tax items	—	(1)	(1)	(0.3)%

	(552)	(127)	(679)	(22.7)%
Less: Other significant items	(915)	38	(877)	(67.8)%

Results, excluding significant items (1) (2)	$363	$(165)	$198	45.1%

	Fiscal Year ended June 28, 2008
	Income from Continuing Operations before Taxes	Tax Benefit (Expense)	Net Income (Loss)	Effective Tax Rate
Reported Results	$137	$(201)	$(64)	146.7%
Less: Discrete tax items	—	121	121	(88.7)%

	137	(322)	(185)	235.4%
Less: Other significant items	(964)	55	(909)	201.2%

Results, excluding significant items (1) (2)	$1,101	$(377)	$724	34.2%

(1)	Represents a non-GAAP financial measure. The following pages contain additional detail regarding these measures.
(2)	These line items do not exclude the impact of the company’s receipt of tobacco sale proceeds and the related tax benefit. Sara Lee received one payment of tobacco sale proceeds this year, in the first fiscal quarter, and reflected the non-taxable nature of the payment in its determination of the 34.2% annual rate which it applied to pretax earnings in the fourth quarter. On an annual basis, the tobacco sale proceeds increased Sara Lee’s diluted EPS by $.18 per share and provided 4.6 percentage points of tax benefit.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 15

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to, charges for exit activities, transformation costs, impairment charges and accelerated depreciation. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

A “discrete tax item” constitutes a “significant item” that is an unusual or infrequently occurring item that is reflected in the reported tax rate in the quarter in which the item originates. Discrete tax items may include, but are not limited to, tax costs and benefits resulting from the disposition of a business, favorable or unfavorable resolution of open items based on the finalization of tax authority examinations and the tax impact of other significant items.

“Subsidiary tax benefit” consists of a $158 million tax benefit recognized by the company in the first quarter of fiscal 2007 from the sale of shares of a subsidiary. The subsidiary tax benefit was recognized entirely in the first quarter of fiscal 2007 and increased diluted EPS by $0.21 per share. The subsidiary tax benefit is identified separately in the fiscal 2007 comparative results because it was not generated by the company’s underlying business and is a financially significant non-recurring benefit.

“Tobacco sale proceeds” consists of contingent sales proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee will receive cash payments annually, through July 15, 2009, if tobacco continues to be a legal product in the specified countries. Tobacco sale proceeds are identified separately because the income is not generated by the company’s underlying business and has a finite term.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, including discrete tax items, tobacco sale proceeds, the impact of acquisitions and divestitures and changes in currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investor’s ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining incentive compensation. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Sara Lee Reports Solid Improvement in Underlying Operating Results for Fourth Quarter and Fiscal 2008 – Page 16

Management also has received inquiries from investors to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the table “Fiscal 2008 Tax Rate Reconciliation,” which includes certain non-GAAP financial measures, is intended to help investors better understand Sara Lee’s effective tax rate.

The following is an explanation of the non-GAAP financial measures presented in this release.

Each of “income (loss) from continuing operations before taxes, excluding significant items,” “tax benefit (expense), excluding significant items” “net income (loss), excluding significant items” and “effective tax rate, excluding significant items” excludes from the most directly comparable financial measure computed in accordance with GAAP the impact of significant items recognized in the fiscal period presented.

“Adjusted EPS” excludes from diluted EPS from continuing operations, as reported, the per share impact of tobacco sale proceeds and significant items, net, recognized in the fiscal period presented. With respect to fiscal 2007, Adjusted EPS also includes the per share impact of the subsidiary tax benefit.

“Adjusted net sales” excludes from net sales the impact of businesses acquired or divested after the start of the fiscal period and presents fiscal 2007 results at fiscal 2008 currency exchange rates.

“Adjusted operating income” excludes from the corporation’s consolidated income from continuing operations before taxes the impact of significant items and businesses acquired or divested after the start of the fiscal period and presents fiscal 2007 results at fiscal 2008 currency exchange rates.

“Adjusted operating segment income” excludes from the pretax operating segment income from continuing operations of a specified business segment the impact of significant items recognized by that business segment during the fiscal period and businesses acquired or divested after the start of the fiscal period and presents fiscal 2007 results at fiscal 2008 currency exchange rates.

“Adjusted operating margin” is a non-GAAP financial measure that equals adjusted operating income divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for Sara Lee) or adjusted operating segment income for a business segment divided by adjusted net sales for that business segment (in the case of computing adjusted operating margin for a specific business segment).

“Adjusted tax rate” excludes from the reported tax rate the impact of the tobacco sale proceeds and significant items, net.